Exhibit 99.1
PRESS RELEASE
Contact: Jeff Kip
             Senior Vice President, Chief Financial Officer (314-633-7289)
Panera Bread Reports Second Quarter EPS of $0.39
HIGHLIGHTS

-	Second quarter 2007 revenues increased 28% from second quarter 2006 to $253 million

-	39 new bakery-cafes opened in the quarter and system-wide bakery-cafes open of 1,135

-	Third quarter 2007 diluted EPS target set at $0.32 to $0.38

-	Second half 2007 diluted EPS target set at $0.86 to $1.02

-	System-wide comparable bakery-cafe sales growth for the four weeks ended July 24, 2007 expected to be 3.6% to 3.9%
St. Louis, MO, July 24, 2007 – Panera Bread Company (Nasdaq:PNRA) today reported net income of $13 million, or $0.39 per diluted share, for the second quarter ended June 26, 2007, compared to net income of $14 million, or $0.44 per diluted share, for the second quarter ended June 27, 2006. For the twenty-six weeks ended June 26, 2007, net income decreased to $28 million, or $0.86 per diluted share, compared to $29 million, or $0.91 per diluted share, for the twenty-six weeks ended June 27, 2006.
The Company’s second quarter and year-to-date fiscal 2007 consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	June 26, 2007	June 27, 2006	Change
Total revenue	$252,959	$197,135	28%
Net income	$12,635	$14,052	-10%
Diluted earnings per share	$0.39	$0.44	-11%
Shares used in diluted EPS	32,250	32,042

	For the 26 Weeks Ended		Percentage
	June 26, 2007	June 27, 2006	Change
Total revenue	$492,634	$391,106	26%
Net income	$27,679	$29,065	-5%
Diluted earnings per share	$0.86	$0.91	-5%
Shares used in diluted EPS	32,225	32,010
Second Quarter 2007 Key Metrics & Business Review
During the second quarter of 2007, system-wide comparable bakery-cafe sales increased 2.1% (1.7% Company-owned and 2.3% franchise-operated). System-wide average weekly sales decreased by 0.9% to $38,273 ($37,050 Company-owned and $39,056 franchise-operated), while system-wide operating weeks in the second quarter totaled 14,500 (5,658 Company-owned and 8,842 franchise-operated).

During the second quarter of 2007, the Company opened 39 new bakery-cafes system-wide (17 Company-owned and 22 franchise-operated); acquired 32 bakery-cafes from franchisees; sold one bakery-cafe to a franchisee; and closed five bakery-cafes system-wide (three Company-owned and two franchise-operated).
As of June 26, 2007, there were 1,135 bakery-cafes open system-wide. The breakdown of bakery-cafes between Company-owned and franchise-operated is as follows:

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of March 27, 2007	430	671	1,101
Bakery-cafes opened	17	22	39
Bakery-cafes closed	(3)	(2)	(5)
Bakery-cafe sold to franchisee	(1)	1	—
Bakery-cafes acquired from franchisees	32	(32)	—

Bakery-cafes as of June 26, 2007	475	660	1,135
During the second quarter of 2007, earnings per diluted share were $0.39 in comparison to $0.44 per diluted share in the second quarter of 2006 primarily as a result of: a mix shift from self-manufactured bread and bagels towards outsourced soufflés, scones and muffins; a mix shift within the bakery-cafe menu from soups and sandwiches to higher food cost salads; input prices outpacing product price increases; deleverage from lower bakery-cafe sales increases against fixed costs; and incremental labor investment in the evening day-part as compared to the prior year. Also included in the Company’s second quarter 2007 results was a one-time tax benefit of $0.02 per diluted share and a gain of $0.01 per diluted share on the sale of a Company bakery-cafe to a new franchisee, partially offset by a charge of $0.02 per diluted share from the second quarter 32 bakery-cafe acquisition relating to the termination of franchise agreements for certain bakery-cafes that operated at a royalty rate lower than the current market royalty rates.
2007 Business Outlook
The Company is today setting an earnings per diluted share target for the third quarter of 2007 of $0.32 to $0.38. Actual earnings per share results for the third quarter ended September 26, 2006 were $0.34 per diluted share. The third quarter 2007 target assumes system-wide comparable bakery-cafe sales growth of 2.5% to 4.5% and system-wide average weekly sales of $37,900 to $38,900. Bakery-cafe openings are forecasted to be 35 system-wide (21 Company-owned and 14 franchise-operated), compared to 38 system-wide (17 Company-owned and 21 franchise-operated) in the third quarter of 2006, resulting in expected system-wide operating weeks in the third quarter of 2007 of 14,950 to 15,000.
Based upon 27 days of actual sales data for Company-owned bakery-cafes and 21 days of actual sales data for franchise-operated bakery-cafes, the Company is today projecting that system-wide comparable bakery-cafe sales growth for the four weeks ended July 24, 2007 will be 3.6% to 3.9%.
Based on continued margin pressures the Company is experiencing, the Company today is setting its 2007 earnings per diluted share target for the remainder of the year at $0.86 to $1.02. This second half of 2007 target assumes system-wide comparable bakery-cafe sales growth of 2.25% to 4.75%, system-wide average weekly sales of $38,800 to $39,900, and system-wide operating weeks of 30,650 to 30,750. Bakery-cafe openings are expected to be 110 to 124 (59 to 66 Company-owned and 51 to 58 franchise-operated).
Chairman and Chief Executive Officer Ron Shaich commented, “While second quarter results are somewhat disappointing, we are pleased to see some of our investments in the bakery-

cafes pay off with higher comp store sales increases. We look forward to continuing our positive sales trends while at the same time addressing the margin issues currently impacting our results.”
The Company will discuss second quarter 2007 results and preliminary comparable bakery-cafe sales results for the four weeks ended July 24, 2007 in a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Daylight Time on Wednesday, July 25, 2007. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call and the release will be archived for one year.
Included above are franchise-operated and system-wide comparable bakery-cafe sales percentages. System-wide sales is a non-GAAP financial measure which includes sales at all Company-owned bakery-cafes and franchise-operated bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 46 bakery-cafes.
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may affect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 26, 2006 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	June 26, 2007	June 27, 2006
Revenues:
Bakery-cafe sales	$209,626	$157,151
Franchise royalties and fees	17,010	15,346
Fresh dough sales to franchisees	26,323	24,638

Total revenue	252,959	197,135
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	66,125	46,215
Labor	67,389	48,104
Occupancy	16,356	11,511
Other operating expenses	29,560	22,276

Total bakery-cafe expenses	179,430	128,106
Fresh dough cost of sales to franchisees	21,595	20,783
Depreciation and amortization	14,063	10,517
General and administrative expenses	17,377	14,640
Pre-opening expenses	1,642	1,674

Total costs and expenses	234,107	175,720

Operating profit	18,852	21,415
Interest expense	39	4
Other (income) expense, net	4	(717)

Income before minority interest and income taxes	18,809	22,128
Minority interest	79	—

Income before income taxes	18,730	22,128
Income taxes	6,095	8,076

Net income	$12,635	$14,052

Basic net income per share	$0.40	$0.45
Diluted net income per share	$0.39	$0.44
Shares used in calculation of basic EPS	31,683	31,269
Shares used in calculation of diluted EPS	32,250	32,042

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 26 Weeks Ended
	June 26, 2007	June 27, 2006
Revenues:
Bakery-cafe sales	$406,744	$312,231
Franchise royalties and fees	33,269	29,814
Fresh dough sales to franchisees	52,621	49,061

Total revenue	492,634	391,106
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	125,120	91,958
Labor	129,860	95,455
Occupancy	31,893	22,519
Other operating expenses	55,320	42,519

Total bakery-cafe expenses	342,193	252,451
Fresh dough cost of sales to franchisees	43,437	42,517
Depreciation and amortization	27,398	20,724
General and administrative expenses	34,514	28,848
Pre-opening expenses	2,779	2,484

Total costs and expenses	450,321	347,024

Operating profit	42,313	44,082
Interest expense	171	7
Other (income) expense, net	(586)	(1,696)

Income before minority interest and income taxes	42,728	45,771
Minority interest	192	—

Income before income taxes	42,536	45,771
Income taxes	14,857	16,706

Net income	$27,679	$29,065

Basic net income per share	$0.88	$0.93
Diluted net income per share	$0.86	$0.91
Shares used in calculation of basic EPS	31,616	31,218
Shares used in calculation of diluted EPS	32,225	32,010

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	June 26, 2007	June 27, 2006
Revenues:
Bakery-cafe sales	82.9%	79.7%
Franchise royalties and fees	6.7	7.8
Fresh dough sales to franchisees	10.4	12.5

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	31.5%	29.4%
Labor	32.1	30.6
Occupancy	7.8	7.3
Other operating expenses	14.1	14.2

Total bakery-cafe expenses	85.6	81.5
Fresh dough cost of sales to franchisees (2)	82.0	84.4
Depreciation and amortization	5.6	5.3
General and administrative expenses	6.9	7.4
Pre-opening expenses	0.6	0.8

Total costs and expenses	92.5	89.1

Operating profit	7.5	10.9
Interest expense	—	—
Other (income) expense, net	—	(0.4)

Income before minority interest and income taxes	7.4	11.2
Minority interest	—	—

Income before income taxes	7.4	11.2
Income taxes	2.4	4.1

Net income	5.0%	7.1%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 26 Weeks Ended
	June 26, 2007	June 27, 2006
Revenues:
Bakery-cafe sales	82.6%	79.8%
Franchise royalties and fees	6.7	7.6
Fresh dough sales to franchisees	10.7	12.6

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.8%	29.5%
Labor	31.9	30.6
Occupancy	7.8	7.2
Other operating expenses	13.6	13.6

Total bakery-cafe expenses	84.1	80.9
Fresh dough cost of sales to franchisees (2)	82.5	86.7
Depreciation and amortization	5.6	5.3
General and administrative expenses	7.0	7.4
Pre-opening expenses	0.6	0.6

Total costs and expenses	91.4	88.7

Operating profit	8.6	11.3
Interest expense	—	—
Other (income) expense, net	(0.1)	(0.4)

Income before minority interest and income taxes	8.6	11.7
Minority interest	—	—

Income before income taxes	8.6	11.7
Income taxes	3.0	4.3

Net income	5.6%	7.4%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.